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ESCAGENETICS CORPORATION

Exhibit 21

Subsidiaries of Registrant

Name of Subsidiary	State of Incorporation	Doing Business As
PHYTOpharmaceuticals, Inc.	California	PHYTOpharmaceuticals, Inc. *
SRE ESCAgenetics Corporation	California	SRE ESCAgenetics Corporation *

*
This company is currently dormant.

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  Exhibit 21